Exhibit 4.5
CONSENT AND WAIVER AGREEMENT AND
AMENDMENT NO. 4
TO LOAN AND SECURITY AGREEMENT

CONSENT AND WAIVER AGREEMENT AND AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT, dated as of April 29, 2004 (this “Agreement”), to the Loan and Security Agreement referred to below by and among MATRIA HEALTHCARE, INC., a Delaware corporation (together with its permitted successors and assigns, the “Parent”), DIABETES ACQUISITION, INC., a Georgia corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “DAI”), GAINOR MEDICAL ACQUISITION COMPANY, a Georgia corporation and wholly-owned subsidiary of DAI (together with its permitted successors and assigns, “Gainor”), DIABETES MANAGEMENT SOLUTIONS, INC., a Delaware corporation and wholly-owned subsidiary of Gainor (together with its permitted successors and assigns, “DMS”), DIABETES SELF CARE, INC., a Virginia corporation and wholly-owned subsidiary of Gainor (together with its permitted successors and assigns, “DSC”), MATRIA LABORATORIES, INC., a Delaware corporation and wholly-owned subsidiary of DSC (together with its permitted successors and assigns, “MLI”), FACET TECHNOLOGIES, LLC, a Georgia limited liability company whose interests are wholly-owned by the Parent (together with its permitted successors and assigns, “Facet”), MATRIA OF NEW YORK, INC., a New York corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “MNY”), MATRIA HEALTHCARE OF ILLINOIS, INC., a Georgia corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “MII”), QUALITY ONCOLOGY, INC., a Delaware corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “QO”) (the Parent, DAI, Gainor, DMS, DSC, MLI, Facet, MNY, MII and QO, each individually a “Borrower” and jointly and severally, the “Borrowers”), MATRIA HEALTHCARE, INC., in its capacity as authorized representative of the Borrowers (the “Authorized Representative”), and HFG HEALTHCO-4, LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender”).

W I T N E S S E T H

WHEREAS, the Borrowers, the Authorized Representative and the Lender are parties to that certain Loan and Security Agreement, dated as of October 22, 2002 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, by that certain Amendment No. 1 to Loan and Security Agreement dated as of December 31, 2002, that certain Amendment No. 2 to Loan and Security Agreement dated as of December 31, 2003, and that certain Consent and Waiver Agreement and Amendment No. 3 to Loan and Security Agreement, dated as of April 23, 2004 (“Amendment No. 3”), the “Loan and Security Agreement”);

WHEREAS, the Parent has commenced a tender offer (the “Tender Offer”) on the terms set forth in that Offer to Purchase and Consent and Waiver Solicitation Statement attached hereto as Exhibit A (the “Offer and Solicitation”) for all of the Senior Notes and repurchase all or a portion of the Senior Notes pursuant to such Tender Offer (such repurchase, the “Repurchase”);

WHEREAS, the Parent intends to finance a portion of the Tender Offer and Repurchase with the proceeds of an offering of unsecured convertible senior subordinated notes (such convertible senior notes, the “Unsecured Convertible Notes”) on substantially the terms set forth in that certain draft offering memorandum attached hereto as Exhibit B, including the description of notes appended thereto (together, the “Draft Offering Memorandum”);

WHEREAS, upon the satisfaction of certain conditions to be set forth in a revision of the Draft Offering Memorandum, the Unsecured Convertible Notes will be guaranteed by all of the domestic subsidiaries of the Parent upon the closing of the Tender Offer (such guarantees, the “Springing Guarantees”); and

WHEREAS, the Springing Guarantees contemplated above would be in violation of the Loan and Security Agreement, and Lender has agreed to consent to the grant of the Springing Guarantees in the manner, and on the terms and conditions, provided for herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Borrowers, the Authorized Representative and the Lender hereby agree as follows:
  Definitions.
    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan and Security Agreement.
    As used in this Agreement, the term “Net Proceeds shall mean with respect to the issuance, sale or other disposition of any stock or debt securities, the excess of (i) the aggregate amount received in connection with such issuance, sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses including, without limitation, related legal, investment banking and accounting fees and disbursements incurred in connection with such issuance, sale or other disposition, and (B) all income and transfer taxes payable in connection with such issuance, sale or other disposition, whether payable at such time or thereafter.

Consents. As of the Agreement Effective Date (as hereinafter defined), the Lender hereby consents to each of DAI, Gainor, DMS, DSC, MLI, Facet, MNY, MII, QO or any other domestic subsidiary of Parent:

  notwithstanding anything set forth to the contrary in clause (e) of Exhibit IV to the Loan and Security Agreement, granting the Springing Guarantees, so long as (i) the principal amount of the Unsecured Convertible Notes so guaranteed shall be no greater than $86,250,000; and (ii) such Springing Guarantees shall be issued on the terms set forth in the Draft Offering Memorandum as modified to reflect the revisions set forth in the mark-up attached hereto as Exhibit C.
  notwithstanding anything set forth to the contrary in clause (z) of Exhibit IV to the Loan and Security Agreement, granting the Springing Guarantee in order for the Parent to successfully issue the Unsecured Convertible Notes and consummate the Repurchase on the terms set forth in the Offer and Solicitation with the proceeds of the Unsecured Convertible Notes;

provided, however, that (i) the Borrowers and the Authorized Representative, jointly and severally, each hereby covenant and agree that none of the Net Proceeds received from the issuance of the Unsecured Convertible Notes, or any proceeds thereof, will be used to prepay the Lender Debt or any portion thereof without the prior written consent of the Lender, and (ii) the description of notes set forth in the Draft Offering Memorandum shall not be modified other than (x) to insert omitted pricing information and (y) as contemplated by clause (ii) of subsection (a) above, except to the extent such modifications are not, in the Lender’s opinion, adverse to the interests of the Lender.

  Waiver. Upon the Agreement Effective Date, the Lender hereby agrees to waive any Default or Event of Default arising pursuant a breach of the representation and warranty of set forth in clause (hh) of Exhibit III of the Loan and Security Agreement, solely to the extent that such breach arises from (i) the issuance of the Unsecured Convertible Notes in compliance with the terms and requirements of Section 2 of Amendment No. 3, or (ii) the grant of the Springing Guarantees in compliance with the terms of Section 2 of this Agreement.
  Amendments. Section 6.16 of the Loan and Security Agreement is hereby amended and restated to read in its entirety as follows::

§ 6.16. Designated Senior Indebtedness. All parties hereto agree that the Lender Indebtedness evidenced by this Agreement is “designated senior indebtedness” for the purpose of establishing (i) the subordination of the Unsecured Convertible Notes contemplated by that certain Consent and Waiver Agreement and Amendment No. 3 to this Agreement among the parties hereto dated as of April 23, 2004, and (ii) the subordination of any guarantees of such Unsecured Convertible Notes by the domestic subsidiaries of the Parent contemplated by that certain Consent and Waiver Agreement and Amendment No. 4 to this Agreement among the parties hereto dated as of April 29, 2004, and, in each case, for the purposes of the Offering Memorandum relating thereto.

  Remedies. This Agreement shall constitute a Document. The breach by the Parent or any other Borrower of any representation, warranty, covenant or agreement in this Agreement shall constitute an immediate Event of Default hereunder and under the other Documents.
  Representations and Warranties. To induce the Lender to enter into this Agreement, each Borrower, jointly and severally and giving effect to this Agreement, makes the following representations and warranties to the Lender:
    The execution, delivery and performance by it of this Agreement and the performance of the Loan and Security Agreement, the Documents and the other documents to be delivered by it thereunder and the actions contemplated hereby and thereby, including the issuance of the Unsecured Convertible Notes, the Tender Offer, the Repurchase and the grant of the Springing Guarantees, (i) are within its corporate or company powers, (ii) have been duly authorized by all necessary corporate or company action, (iii) do not contravene (1) its charter or its bylaws, or its operating agreement, as applicable, (2) any law, rule or regulation applicable to it, (3) the Indenture (except to the extent contemplated by the Offer and Solicitation) or any contractual restriction binding on or affecting it or its Property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its Property, and (iv) do not result in or require the creation of any Lien upon or with respect to any of its Properties, other than the Loan and Security Agreement or the Documents. This Agreement has been duly executed and delivered by it. It has previously furnished to the Lender a true, correct and complete copy of its charter, bylaws or operating agreement, as applicable, including all amendments thereto.
    No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity is required for the due execution, delivery and performance by it of this Agreement or any other document to be delivered hereunder.
    This Agreement, the Loan and Security Agreement and the Documents constitute the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
    No event has occurred and is continuing, or would result from the execution of this Agreement, that constitutes a Default or Event of Default, other than to the extent expressly waived herein.
    Except as disclosed on Schedule III to the Loan and Security Agreement, there is no pending or, to its knowledge, threatened action or proceeding or injunction, writ or restraining order affecting it before any court, Governmental Entity or arbitrator which could reasonably be expected to result in a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or the Loan and Security Agreement, or any other Document executed in connection herewith or therewith, and it is not currently the subject of, or has any present intention of commencing, an insolvency proceeding or petition in bankruptcy.
    After giving effect to this Agreement, the representations and warranties of each Borrower contained in the Loan and Security Agreement and each other Document are true and correct on and as of the Agreement Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.
  No Other Waivers or Consents. Except as expressly provided herein, the Loan and Security Agreement and the other Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as specifically provided herein, this Agreement shall not be deemed a (i) waiver of any term or condition of any Document or (ii) consent to any deviation from the terms of the Loan and Security Agreement or any of the other Documents on the part of the Parent or any other Borrower, and shall not be deemed to prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Loan and Security Agreement or any other Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.
  Expenses. Each Borrower hereby reconfirms its respective obligations pursuant to Section 6.05 of the Loan and Security Agreement to pay and reimburse the Lender for all reasonable costs and out-of-pocket expenses (including, without limitation, reasonable counsel fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all other documents and instruments delivered in connection herewith.
  Effectiveness. This Agreement shall become effective as of the date first set forth above (the “Agreement Effective Date”) only upon satisfaction in full in the judgment of the Lender of each of the following conditions:
    Agreement. The Lender shall have received four original copies of this Agreement duly executed and delivered by each Borrower, the Authorized Representative and the Lender.
    Representations and Warranties. The representations and warranties of or on behalf of the Borrowers in this Agreement shall be true and correct on and as of the Agreement Effective Date.
  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF.
  Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

HFG HEALTHCO-4 LLC	MATRIA LABORATORIES, INC.

By: /s/	By: /s/

Name: Robert D. Lynch	Name: Roberta L. McCaw
Title: COO Healthcare Finance Group, Inc.	Title: Secretary
As program manager for HFG Healthco-4, LLC

MATRIA HEALTHCARE, INC.	FACET TECHNOLOGIES, LLC

By: /s/	By: /s/

Name: Roberta L. McCaw	Name: Roberta L. McCaw
Title: Secretary	Title: Secretary

DIABETES ACQUISITION, INC.	MATRIA OF NEW YORK, INC.

By: /s/	By: /s/

Name: Roberta L. McCaw	Name: Roberta L. McCaw
Title: Secretary	Title: Secretary

GAINOR MEDICAL ACQUISITION COMPANY	MATRIA HEALTHCARE OF ILLINOIS, INC.

By: /s/	By: /s/

Name: Roberta L. McCaw	Name: Roberta L. McCaw
Title: Secretary	Title: Secretary

DIABETES MANAGEMENT SOLUTIONS, INC.	QUALITY ONCOLOGY, INC.

By: /s/	By: /s/

Name: Roberta L. McCaw	Name: Roberta L. McCaw
Title: Secretary	Title: Secretary

DIABETES SELF CARE, INC.

By: /s/

Name: Roberta L. McCaw
Title: Secretary

EXHIBIT A
Offer and Solicitation

EXHIBIT B

Draft Offering Memorandum

EXHIBIT C

Revisions to Draft Offering Memorandum

[See attached mark-up and following riders.]

Rider A

If certain conditions described in this offering memorandum are satisfied, the notes will be guaranteed by certain of our domestic subsidiaries upon the closing of the pending tender offer for our outstanding 11% Series B Senior Notes due 2008.

Rider B

(except to the extent that our domestic subsidiaries guarantee the notes as described in this offering memorandum upon the satisfaction of certain conditions, in which case with respect to the guarantors the notes would be effectively subordinated to senior indebtedness of the guarantors)

Rider C

Subsidiary guarantees.......................... If the conditions described in this offering memorandum under the caption "Description of notes - Subsidiary Guarantees" are satisfied, the notes will be guaranteed by certain of our domestic subsidiaries upon the closing of the pending tender offer for our outstanding 11% Senior Notes.

Rider D

If the conditions described under " - Subsidiary Guarantees" are satisfied, the notes will be guaranteed by certain of our domestic subsidiaries upon the closing of the pending tender offer for our outstanding 11% Senior Notes.

Rider E

To the extent our domestic subsidiaries guarantee the notes as described under " - Subsidiary Guarantees," the guarantees will be subordinated to senior indebtedness of the guarantors to the same extent that the notes are subordinated to our senior indebtedness. "Designated senior indebtedness" under any subsidiary guarantee of the notes will initially include any indebtedness of the applicable subsidiary guarantor at the time the note guarantees become effective that exists under our Loan and Security Agreement with HFG healthco-4, LLC, dated October 22, 2002, as amended, and any guarantee of such guarantor in effect at such time of our 11% Senior Notes.

Rider E-1

Subsidiary Guarantees

If the financing condition to the pending tender offer for our outstanding 11% Senior Notes is satisfied, we complete the tender offer for the 11% Notes and our proposed amendments to eliminate certain restrictive covenants contained in the 11% Senior Notes indenture become operative in connection therewith, at that time the notes will be guaranteed by our domestic subsidiaries (the "guarantors") then existing (subject to the qualifications set forth in the next sentence). The foregoing notwithstanding, those of our domestic subsidiaries that in the aggregate do not constitute a "significant subsidiary" (as defined in Regulation S-X under the Securities Exchange Act of 1934) and ______________, our captive insurance subsidiary, need not gurantee the notes. The guarantees, which will be joint and several obligations of the guarantors, will be subordinated to senior indebtedness of the guarantors to the same extent that the notes are subordinated to our senior indebtedness. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. Any future domestic subsidiaries created after satisfaction of the conditions to the effectiveness of the subsidiary guarantees will be required to similarly guarantee the notes. See "Risk Factors - The conditions to the guarantee of the notes by our domestic subsidiaries may not be satisfied" and "Risk Factors - Your ability to enforce guarantees of the notes may be limited."

For purposes of the subordination provisions of the subsidiary guarantees, "designated senior indebtedness" under any subsidiary guarantee of the notes will initially include any indebtedness of the applicable subsidiary guarantor at the time the note guarantees become effective that exists under our Loan and Security Agreement with HFG healthco-4, LLC, dated October 22, 2002, as amended, and any guarantee of such guarantor in effect at such time of our 11% Senior Notes.

A guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets, or consolidate with or merge with or into (whether or not the guarantor is the surviving entity) another entity other than us or another guarantor unless:

- at the time of and immediately after giving effect to the transaction, no default or event of default under the indenture relating to the notes exists; and

- to the extent applicable to the transaction, we comply with the provisions of the indenture relating to the notes described in this offering memorandum under " - Holders may require us to repurchase their notes upon a repurchase event" and " - Consolidation, merger and sale of assets."

If the foregoing conditions are satisfied in connection with any such transaction, the subsidiary guarantee of the guarantor that is a party to such a transaction will be released and any entity acquiring assets (including by way of merger or consolidation) or capital stock of such guarantor will not be required to assume the obligations of the guarantor.

The financing condition to the tender offer will be satisfied if we and our subsidiaries enter into a new credit facility on terms acceptable to us and/or we are able to obtain other financing through the sale of publicly or privately placed securities on such terms, in such amount and in such combination as we in our sole discretion may determine, the proceeds of which will be sufficient to permit us to purchase all of our outstanding 11% Notes in the tender offer (including payment of the tender premium and consent fees). If the financing condition to the tender offer is satisfied, the other conditions to the tender offer are satisfied or waived by us and we complete the tender offer, then our proposed amendments to our 11% Senior Notes indenture to eliminate many of the restrictive covenants contained therein will become operative. As of the date of this offering memorandum, there are $122 million of 11% Notes outstanding. The tender offer is currently scheduled to expire at noon on May 28, 2004, unless further extended by us.

Rider F

- if the notes our guaranteed by our domestic subsidiaries, except as permitted by the indenture, any subsidiary guarantee of a guarantor that is a "significant subsidiary" (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any subsidiary guarantees of any group of subsidiaries that in the aggregate would constitute a "significant subsidiary" shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor (or any person acting on behalf of any guarantor) shall deny or disaffirm its obligations under its subsidiary guarantee; and

Rider G

In addition, we may not release any Guarantor from any of its obligations under its subsidiary guarantee or the indenture except in accordance with the terms of the indenture, or modify the terms of any guarantee in a manner materially adverse to noteholders, without the consent of the trustee and holders of at least two-thirds in aggregate principal amount of the outstanding notes.

Rider H

To the extent the subsidiary guarantees of the notes become effective, "registrable securities" will also include the subsidiary guarantees.